CERTIFICATE OF DESIGNATIONS

OF

 MANDATORILY CONVERTIBLE NON-CUMULATIVE NON-VOTING PREFERRED STOCK

OF

DORAL FINANCIAL CORPORATION

Pursuant to Section 5.01(G) of the
General Corporation Law
of the Commonwealth of Puerto Rico

The undersigned, Enrique R. Ubarri, Executive Vice President, General Counsel and Corporate Secretary of Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), hereby certifies that, in accordance with Section 5.01(G) of the General Corporation Law of the Commonwealth of Puerto Rico, the Board of Directors hereby approves this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board of Directors adopted the following resolutions on a meeting duly held on April 14, 2010:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with Article FOURTH of its Certificate of Incorporation, a series of Serial Preferred Stock of the Corporation be and it hereby is created.

FURTHER RESOLVED, that the Board of Directors has determined that the preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing stockholders of the Corporation.

FURTHER RESOLVED, that the designation and amount of such series and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof. are as follows:

RIGHTS AND PREFERENCES

Section 1.                      Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock” (the “Preferred Stock”). The number of shares constituting such series shall be 650,000. The par value of the Preferred Stock shall be $1.00 per share, and the liquidation preference shall be $1,000 per share (as adjusted equitably for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Preferred Stock).

Section 2.                      Ranking. The Preferred Stock shall, with respect to dividend rights (except to the extent that Parity Securities have a stated dividend yield) and rights on liquidation, winding up and dissolution, rank (i) equally with the Corporation’s Perpetual Cumulative Convertible Preferred Stock, 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 8.35% Noncumulative Monthly Income Preferred Stock, Series B, 7.25% Noncumulative Monthly Income Preferred Stock, Series C, and with each other class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series shall rank senior or junior to the Preferred Stock (collectively referred to as “Parity Securities”), (ii) senior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that such class or series ranks junior to the Preferred Stock (collectively referred to as “Junior Securities”), and (iii) junior to all capital stock issued by the Corporation the terms of which expressly provide that such capital stock shall rank senior to the Preferred Stock (or to a number of series of preferred stock that includes the Preferred Stock). For this purpose, the term “capital stock” does not include debt securities convertible into or exchangeable for capital stock.

Section 3.                      Definitions. The following capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)           “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)           “BHC Act” means the Bank Holding Company Act of 1956, as amended.

(d)           “BHC Affiliated Person” means, with respect to any Person, its Affiliates, which for purposes of this definition include all “affiliates” as defined in the BHC Act or Regulation Y of the Board of Governors of the Federal Reserve.

(e)           “Business Day” means a day other than a Saturday, Sunday or a general bank holiday in San Juan, Puerto Rico or New York, New York.

(f)           “Certificate of Designations” means this Certificate of Designations of Doral Financial Corporation, dated April 20, 2010.

(g)           “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange  (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

(h)           “Common Stock” has the meaning set forth in Section 2, provided, to the extent the Corporation is party to a merger, consolidation or other transaction pursuant to which the Common Stock is converted or exchanged for other securities, “Common Stock” shall be deemed to refer to such other securities for all purposes hereof.

(i)           “Common Stock Dividend Equivalent” means the dividends per share payable on the Common Stock multiplied by the Conversion Rate.

(j)           “Conversion Limit” has the meaning set forth in Section 8.

(k)           “Conversion Price” means, for each share of Preferred Stock, $4.75, provided that the foregoing shall be subject to adjustment as set forth herein.

(l)           “Conversion Price Reduction” has the meaning set forth in Section 8(e).

(m)           “Conversion Rate” means, at any time, the Liquidation Preference divided by the Applicable Conversion Price, which itself is subject to adjustment as set forth herein.

(n)           “Corporation” means Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico.

(o)           “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(p)           “Doral Holdings” means Doral Holdings Delaware LLC, a Delaware limited liability company.

(q)           “Doral LP” means Doral Holdings, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

(r)           “Doral GP” means Doral GP, Ltd., an exempted company organized under the laws of the Cayman Islands.

(s)           “Effective Date” means the date on which shares of the Preferred Stock are first issued.

(t)           “Escrow Agreement” means the escrow agreement between the Corporation and Mellon Investor Services LLC dated April 19, 2010.

(u)           “Exchange Property” has the meaning set forth in Section 11(a).

(v)           “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(w)           “Holder” means the Person in whose name the shares of the Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(x)           “Holdings Dissolution Date” means the date of completion of the distribution of shares of Common Stock owned by Doral Holdings to the limited partners of Doral Holdings L.P.

(y)           “Holdings Investors” means the Holders that are securityholders of Doral LP, Doral GP, or Doral Holdings as of the Effective Date.

(z)           “HSR Approval” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(aa)           “Junior Securities” has the meaning set forth in Section 2.

(bb)           “Liquidation Preference” means, as to the Preferred Stock, $1,000 per share (as adjusted equitably for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Preferred Stock).

(cc)           “Mandatory Conversion Date” means, with respect to any share of Preferred Stock held by any Holder, the fifth Business Day (in the case of clause (1)) or the tenth Business Day (in the case of clauses (2) and (3)) following the latest to occur of (1) the receipt by the Corporation of Stockholder Approval (or if a Reorganization Conversion Event has theretofore been consummated, the date of consummation of such Reorganization Conversion Event); (2) if applicable to the Holder’s conversion, notice to the Corporation by such Holder of such Holder’s receipt of HSR Approval, it being understood that the Corporation may instruct the transfer agent to convert the Preferred Shares without notice from the Holder if the Corporation has notice of HSR Approval; and (3) in the case of a Holdings Investor, the earliest of (a) if a Reorganization Conversion Event has theretofore been consummated, the date of consummation of such Reorganization Conversion Event, (b) the Resale Registration Statement Effectiveness Date, and (c) the 180th day after (i) release of funds, in accordance with the Escrow Agreement, to the Corporation upon the occurrence of a “Disbursement Event” as defined in the Escrow Agreement, or (ii) if instead funds and shares of Preferred Stock are released to purchasers under the Escrow Agreement, the Effective Date; provided, however, that a Holdings Investor may, by written notice to the Corporation at least three Business Days prior to its Mandatory Conversion Date, elect to have its shares of Preferred Stock mandatorily convert on the tenth Business Day following the Holdings Dissolution Date (the “Dissolution Conversion Date”, and also a “Mandatory Conversion Date” with respect to any shares of Preferred Stock converted on such date pursuant to Section 8(c) hereof); and provided in the case of any of (1), (2) or (3) that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the record date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the record date for such issuance or distribution.

(dd)           “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(ee)           “Parity Securities” has the meaning set forth in Section 2.

(ff)           “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(gg)           “Preferred Stock” has the meaning set forth in Section 1.

(hh)           “Reorganization Conversion Event” means the Reorganization Events described in Section 11(a); provided, however, that with respect to a reclassification of Common Stock into securities including securities other than the Common Stock, as provided in clause (iii) of Section 11(a), a Reorganization Conversion Event shall only occur if such reclassification has been approved by the stockholders of the Corporation.

(ii)           “Reorganization Event” has the meaning set forth in Section 11(a).

(jj)           “Resale Registration Statement Effectiveness Date” means the date on which the registration statement on Form S-1 with respect to, among other things, the Common Stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission.

(kk)           “Stockholder Approval” means the stockholder approval necessary to approve the conversion of the Preferred Stock into Common Stock for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual.

(ll)           “Stock Purchase Agreement” means the Stock Purchase Agreement, as may be amended from time to time, between the Corporation and the Holders.

(mm)           “Trading Day” means a day on which the shares of Common Stock:

(i)           are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)           have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(nn)           “Voting Securities” has the meaning set forth in the BHC Act and Regulation Y of the Board of Governors of the Federal Reserve.

Section 4.                      Dividends. (a)  Holders of Preferred Stock shall be entitled to receive cash dividends on the Liquidation Preference, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, in an amount equal to the Common Stock Dividend Equivalent.

(b)           Dividends on shares of Preferred Stock shall be non-cumulative. The Preferred Stock has no stated dividend yield and the Corporation shall have no obligation to declare, and the holders of Preferred Stock shall have no right to receive, dividends for any period with respect to Preferred Stock.

(c)           So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Preferred Stock with respect to all prior dividends that have been declared have been paid in full, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities, (ii) no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior

Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Securities by the Corporation and (iii) no shares of Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities, except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless required pursuant to the terms of such Parity Securities and any dividends declared on the outstanding shares of Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Preferred Stock and on any Parity Securities but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments first to Parity Securities with a stated dividend yield, and second on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any other Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Securities. No interest shall be payable in respect of any dividend payment on shares of Preferred Stock that may be in arrears. Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Preferred Stock shall not be entitled to participate in any such dividend on a Common Stock Dividend Equivalent basis.

(d)           If the Mandatory Conversion Date with respect to any share of Preferred Stock is prior to the record date for any dividend payable hereunder, the Holder of such share of Preferred Stock shall not have the right to receive any dividends on the Preferred Stock with respect to such dividend payment.

Section 5.                      Liquidation. (a)  Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the then record holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution is made to holders of Common Stock or any other capital stock of the Corporation ranking junior upon liquidation to the Preferred Stock, distributions upon liquidation in the amount of the Liquidation Preference plus an amount equal to any accrued and unpaid dividends prior to the date of payment.  Such amount shall be paid to the holders of the Preferred Stock prior to any payment or distribution to the holders of the Common Stock or of any other class of Junior Securities.

(b)           If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock and any other shares of Parity Securities are not paid in full, the holders of the Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(c)           Neither the consolidation or merger of the Corporation with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

Section 6.                      Maturity. The Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.                      Redemption/Sinking Fund. The Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock shall have no right to require redemption or repurchase of any shares of Preferred Stock.

Section 8.                      Mandatory Conversion. (a)  Effective as of the close of business on the Mandatory Conversion Date with respect to any shares of Preferred Stock of a Holder, such shares of Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate, subject to Sections (b) and (c) below.  Such shares of Preferred Stock to be converted into shares of Common Stock on the Mandatory Conversion Date shall be cancelled at the time of the conversion and cease to be issued and outstanding.  Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

(b)           If, as of the applicable Mandatory Conversion Date for a share of Preferred Stock, the Holder thereof (together with its BHC Affiliated Persons, as defined herein) owns, or is deemed for applicable bank regulatory purposes to own, or would own or be deemed to own upon conversion, more than 9.9% of the total outstanding number of any class of Voting Securities of the Corporation (4.9% for a holder that is subject to the BHC Act) (the “Conversion Limit”), such shares of Preferred Stock owned by such Holder shall not be converted on such Mandatory Conversion Date to the extent such conversion would result in such Holder and its BHC Affiliated Persons owning or being deemed for applicable bank regulatory purposes to own Voting Securities of the Corporation in excess of the Conversion Limit (for the avoidance of doubt, thereby permitting conversion of shares up to but not exceeding the Conversion Limit).  For purposes of calculating ownership of a class of Voting Securities of the Corporation pursuant to this Section 8(b) prior to the Holdings Dissolution Date, indirect interests in the Corporation held by a Holdings Investor through its ownership of voting securities of Doral Holdings, Doral LP or Doral GP shall be accounted for by including the greater of the percentage of voting securities held by the investor (a) in Doral Holdings, (b) in Doral LP and (c) in Doral GP.  In calculating the Conversion Limit for any Holder on any Mandatory Conversion Date, the total number of outstanding Voting Securities shall include all Voting Securities to be issued in connection with mandatory conversion of Preferred Stock on such date.

(c)           Any shares of Preferred Stock not converted on a Holder’s Mandatory Conversion Date due to the Conversion Limit will be mandatorily converted, subject to the Conversion Limit, (i) on any subsequent Mandatory Conversion Date specified in clause (2) or (3) of the definition of Mandatory Conversion Date, or (ii) on the Dissolution Conversion Date, provided that the Corporation has received prior notice from Doral Holdings or a Holdings Investor of such Holdings Dissolution Date.

(d)           Any shares of Preferred Stock that are not converted pursuant to Sections 8(a) or 8(c) due to the Conversion Limit will be mandatorily converted immediately following a transfer of such shares of Preferred Stock (A) in a widely distributed public offering, (B) to a Person that would control more than 50% of the Voting Securities of the Corporation (not including Voting Securities such person is acquiring from holder) or (C) to a Person that would not receive 2% or more of any class of the Corporation’s Voting Securities.

(e)           If the Preferred Stock (other than shares of Preferred Stock held by investors that cannot invest directly in our Common Stock prior to receipt of HSR Approval and shares of Preferred Stock that are not converted due to the Conversion Limit) remains outstanding on the 180th day following the Effective Date, the applicable Conversion Price shall be reduced by 1.0% every 90 days thereafter (or the pro rata portion of such adjustments for any partial period) until the Preferred Stock (other than shares of Preferred Stock held by investors that cannot invest directly in our Common Stock prior to receipt of HSR Approval and shares of Preferred Stock that are not converted due to the Conversion Limit) is no longer outstanding, up to a maximum aggregate reduction in the Conversion Price pursuant to this Section 8(d) of 10% (the “Conversion Price Reduction”).  The Conversion Price Reduction shall not be applied with respect to shares of Preferred Stock not previously converted due to the absence of an HSR Approval.

Section 9.                      Conversion Procedures.

(a)           The Corporation shall provide notice to Holders of Preferred Stock at least three Business Days prior to the Mandatory Conversion Date described in clause (1) or five Business Days prior to a Mandatory Conversion Date described in clause (2) or (3) or the Dissolution Conversion Date (such notice, a “Notice of Mandatory Conversion”).

(b)           Any Holder of Preferred Stock to be converted following receipt of an HSR Approval shall provide notice to the Corporation of receipt of such approval.

(c)           At least two Business Day prior to any Mandatory Conversion Date, each Holder of Preferred Stock to be converted on such date shall provide to the Corporation a certification of the number of shares of Voting Securities such Holder owns or controls of the Corporation and, if applicable, of Doral LP, Doral GP and Doral Holdings.

(d)           In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such shares shall state, as appropriate:

(i)           the applicable Mandatory Conversion Date;

(ii)           the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii)           if certificates are to be issued, the place or places where certificates for shares of Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(e)           Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Preferred Stock, dividends shall no longer be declared on any such shares of Preferred Stock subject to the right of the Holder to receive payments to which such Holder is otherwise entitled pursuant to Section 4, Section 8, Section 11 or Section 13 hereof, as applicable.

(f)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of record of the Common Stock as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock.

(g)           Shares of Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Preferred Stock below the number of shares of Preferred Stock then outstanding.

(h)           The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(i)           On the Mandatory Conversion Date with respect to any share of Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option, such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Preferred Stock to the Corporation (or, if the Preferred Stock is registered in book-entry form upon instruction from the Corporation) and, if required and subject to Section 16(b) below, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10.                      Anti-Dilution Adjustments.

(a)           The Conversion Price shall be subject to the following adjustments:

(i)           Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution shall be multiplied by the following fraction:

OS0

OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the earlier of (a) the date the Board of Directors publicly announces its decision not to make such dividend or distribution and (b) the date the dividend or distribution was to be paid, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii)           Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be multiplied by the following fraction:

OS0

OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)           Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be multiplied by the following fraction:

OS0 + Y

OS0 + X

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the earlier of (a) the date the Board of Directors publicly announces its decision not to issue such rights or warrants and (b) the date such rights or warrants were to be issued, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designations) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv)           Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be multiplied by the following fraction:

SP0 – FMV

SP0

Where,

SP0 =	the Current Market Price on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price shall be adjusted on the fifteenth Trading Day after the effective date of the distribution, but will be given effect as of the day immediately succeeding the effective date of the distribution, by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0

MP0 + MPs

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =
the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v)           Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a Common Stock Dividend Equivalent dividend pursuant to Section 4 is paid on the Preferred Stock, (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be multiplied by the following fraction:

SP0 – DIV

SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this paragraph (v).

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the earlier of (a) the date the Board of Directors publicly announces its decision not to pay such distribution and (b) the date such distribution was to be paid, to the Conversion Price that would then be in effect if such distribution had not been declared.

(vi)           Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day shall be multiplied by the following fraction:

OS0 × SP0

AC + (SP0 × OS1)

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =
the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii)           Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Mandatory Conversion Date, upon conversion of any shares of the Preferred Stock, Holders shall receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price shall be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)           The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)          (i)           All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments that by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on any Mandatory Conversion Date adjustments to the Conversion Price shall be made with respect to any such adjustment carried forward and that has not been taken into account before such date.

(ii)           No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Preferred Stock may then be converted.

(iii)           The Applicable Conversion Price shall not be adjusted:

(A)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B)           upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not substantially amended thereafter;

(D)           for a change in the par value or no par value of Common Stock; or

(E)           for accrued and unpaid dividends on the Preferred Stock.

(d)           Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.  The notices required in clauses (ii) and (iii) above may be combined to the extent practicable to give timely notice.

Section 11.                      Reorganization Events. (a) In the event that, prior to the Mandatory Conversion Date with respect to any shares of Preferred Stock of any Holder, there occurs:

(i)           any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person;

(ii)           any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person;

(iii)           any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv)           any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Preferred Stock, if any, outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date (which may be the date of consummation of such Reorganization Event) with respect to the applicable shares of Preferred Stock of such Holder (with the terms “HSR Approval” and “Conversion Limit” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of shares of Common Stock obtained by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price as of such date (such securities, cash and other property, the “Exchange Property”).

(b)           In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(c)           The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)           The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12.                      Voting Rights. (a)  Holders shall not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law or the Corporation’s Certificate of Incorporation, and (ii) voting rights, if any, described in this Section 12.  Except as described in this Section 12, or except as required by applicable law, holders of the Preferred Stock shall not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation.

(b)           Any amendment, alteration or repeal of the rights, preferences and privileges of the Preferred Stock by way of amendment of the Corporation’s Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of the Corporation ranking, as to dividend rights (other than with respect to stated dividend yield) or rights on liquidation, winding up and dissolution, senior to the Preferred Stock) that would materially and adversely affect the powers, preferences or special rights of the Preferred Stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of the Preferred Stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of Preferred Stock. Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the holders of the Preferred Stock, authorize and issue shares of the Corporation ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Preferred Stock, as provided under the Certificate of Incorporation of the Corporation.

(c)           The Corporation shall cause a notice of any meeting at which holders of any series of Preferred Stock are entitled to vote to be mailed to each record holder of such series of Preferred Stock. Each such notice shall include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.

(d)           Except as set forth in this Section 12, holders of Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

(e)           Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Preferred Stock shall have been converted into shares of Common Stock.

Section 13.                      Fractional Shares.

(a)           No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Preferred Stock.

(b)           In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Mandatory Conversion Date.

(c)           If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.

Section 14.                      Reservation of Common Stock.

(a)           The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock then outstanding at the Applicable Conversion Price. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)           Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c)           All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d)           Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the approval of or consent to the delivery thereof by any governmental authority.

(e)           The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Preferred Stock.

Section 15.                      Replacement Certificates.

(a)           If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b)           The Corporation shall not be required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date with respect to such shares. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

Section 16.                      Miscellaneous.

(a)           All notices or communications in respect of Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law and addressed: (i) if to the Corporation, to its office at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, Attention: Enrique R. Ubarri, Facsimile: (787) 474-8014, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities; provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)           All payments on the shares of Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d)           No share of Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e)           The shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, Doral Financial Corporation has caused this Certificate of Designations to be signed by Enrique R. Ubarri its Executive Vice President, General Counsel and Secretary this 20th day of April, 2010.

DORAL FINANCIAL CORPORATION

[Corporate Seal]

By:   /s/ Enrique R. Ubarri- Baragaño
Name:      Enrique R. Ubarri-Baragaño
Title:        Executive Vice President &
 General Counsel

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE PUERTO RICO UNIFORM SECURITIES ACT (THE “PRUSA”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER EACH OF THE SECURITIES ACT, AND THE PRUSA OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH THE PRUSA AND ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT, THE PRUSA AND SUCH OTHER APPLICABLE LAWS.

Certificate Number [__]	Number of Shares of Preferred Stock [ ]
CUSIP 25811P 860 ISIN US25811P8602

DORAL FINANCIAL CORPORATION

Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock

(par value $1.00 per share)

(liquidation amount as specified below)

DORAL FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico  (the “Corporation”), hereby certifies that [_______] (the “Holder”), is the registered owner of [_______] ([_______]) fully paid and non-assessable shares of the Corporation’s designated Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, with a par value of $1.00 per share and a liquidation amount of $1,000 per share  (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated April 20, 2010 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation shall provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Officers of the Corporation this [_] of  [_]   [_] .

DORAL FINANCIAL CORPORATION
By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [_______], [____]

[ ], as Registrar
By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR PREFERRED STOCK]

Non-cumulative dividends on each share of Preferred Stock shall be payable as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each holder who so requests a summary of the authority of the board of directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1
Doral Financial Corporation.

Global Preferred Share
Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock

Certificate Number:

The number of shares of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock initially represented by this Global Preferred Share shall be [       ].  Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

1           Attach Schedule I only if book entry registry, for the Global Preferred Share, if any.